Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
Q3 2024 FINANCIAL RESULTS

Declares Dividend of $0.40 per share for Q3 2024; Represents Genco’s 21st Consecutive Quarterly Dividend Totaling $6.315 Per Share

New York, New York, November 6, 2024 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and nine months ended September 30, 2024.

Third Quarter 2024 and Year-to-Date Highlights

•	Dividend: Declared a $0.40 per share dividend for Q3 2024
o	21st consecutive quarterly dividend
o	Cumulative dividends of $6.315 per share or approximately 40% of our share price[1]
o	Q3 2024 dividend is payable on or about November 25, 2024 to all shareholders of record as of November 18, 2024
o	Genco enhanced its dividend policy to exclude the drydocking capex line item from the dividend calculation beginning in Q3 2024
▪	This resulted in incremental dividends of $0.27 per share in Q3 2024

•	Growth: Acquired the Genco Intrepid, a high specification 2016-built 180,000 dwt Capesize vessel that delivered to the Company in October

•	Financial performance: Net income of $21.5 million for Q3 2024, or basic and diluted earnings per share of $0.50 and $0.49, respectively
o
Adjusted net income of $18.1 million or basic and diluted earnings per share of $0.42 and $0.41, respectively, excluding a gain on sale of vessels of $4.5 million, non-cash vessel impairment charges of $1.0 million and unrealized fuel losses of $0.1 million

o	Adjusted EBITDA of $36.9 million for Q3 2024[2]

•	Voyage revenues: Totaled $99.3 million in Q3 2024
o	Net revenue[2] was $69.8 million during Q3 2024
o	Average daily fleet-wide TCE[2] was $19,260 for Q3 2024

•	Estimated TCE to date for Q4 2024: $18,786 for 65% of our owned fleet available days, based on both period and current spot fixtures[2]

John C. Wobensmith, Chief Executive Officer, commented, “Execution of our value strategy was once again strong. We enhanced our dividend policy to increase cash distributions to shareholders, resulting in an 18% increase in our third quarter dividend over the prior quarter. Returning significant capital to shareholders remains a top priority for management and we have now declared 21 consecutive dividends, representing $6.315 per share, or ~40% of our current share price. Advancing our growth strategy also remains an important focus for management and subsequent to quarter’s end, we took delivery of another high specification Capesize vessel. Including this acquisition, we have now invested ~$285 million in fleet expansion and modernization since the implementation of our value strategy. Consistent with our stated objective, we are pleased to have reinvested proceeds from the sales of older, less fuel-efficient vessels into this high-quality Capesize vessel to further increase our earnings power and modernize our fleet.”

Mr. Wobensmith continued, “Drawing on our leading commercial platform, we increased TCE 59% year-over-year. As we look to the end of the year, drybulk fundamentals remain positive, driven by ongoing capacity constraints, firm commodity demand and the beginning of fiscal and monetary easy cycles in key global economies. We are well positioned to continue to benefit from our significant operating leverage during a time when we continue to capitalize on our significant financial strength to take advantage of attractive growth opportunities, while delivering sizeable dividends to shareholders under our newly enhanced dividend policy.”

1 Genco share price as of November 5, 2024.
2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for further reconciliation. Regarding Q4 2024 TCE, actual results will vary from current estimates. Net revenue is defined as voyage revenues minus voyage expenses, charter hire expenses and realized gains or losses on fuel hedges.

Comprehensive Value Strategy

Genco’s comprehensive value strategy is centered on three pillars:
•	Dividends: paying sizeable quarterly cash dividends to shareholders
•	Deleveraging: through voluntary debt repayments to maintain low financial leverage, and
•	Growth: opportunistically growing and renewing the Company’s asset base

This strategy is a key differentiator for Genco, which we believe creates a compelling risk-reward balance to drive shareholder value over the long-term. The Company intends to pay a sizeable quarterly dividend across the cyclicality of the drybulk market while maintaining significant flexibility to grow the fleet through accretive vessel acquisitions.

Key characteristics of our unique platform include:
•	Industry low cash flow breakeven rate
•	Net loan-to-value of 5%[3]
•	Strong liquidity position of $380.0 million at September 30, 2024, which consists of:
o	$47.0 million of cash on the balance sheet
o	$333.0 million of revolver availability
•	High operating leverage with our scalable fleet across the major and minor bulk sectors

3 Represents the principal amount of our credit facility debt outstanding less our cash and cash equivalents as of September 30, 2024 divided by estimates of the market value of our fleet as of November 5, 2024 from VesselsValue.com. These figures are pro forma for vessel transactions that were consummated in Q4 2024. The actual market value of our vessels may vary.

Financial Deleveraging

82% debt reduction since 2021
•	Debt outstanding: $80.0 million as of September 30, 2024
o	Paid down $25.0 million of debt in Q3 as we continue to actively manage our debt outstanding under our $500 million revolver to reduce interest expense and our cash flow breakeven rate
o	In Q4 2024, Genco drew down $20.0 million to partially fund the acquisition of the Genco Intrepid
•
We plan to continue to voluntarily pay down debt with a goal of zero net debt in order to enhance our ability to pay meaningful dividends and take advantage of strategic opportunities throughout drybulk market cycles

Fleet Renewal

Acquired the Genco Intrepid, a 2016-built 180,000 dwt Capesize vessel, for $47.5 million constructed at Dalian Shipbuilding in China. We took delivery of the vessel on the October 23, 2024. This is the third high-specification Capesize vessel that we have acquired over the past 12 months.

Furthermore, we sold the Genco Warrior, a 2005-built 55,000 dwt Supramax vessel, for $11.95 million and the Genco Hadrian, a 2008-built 169,000 dwt Capesize vessel, for $25.0 million. Both of these vessels were scheduled to drydock in 2025, saving Genco approximately $5.0 million in drydocking expenses next year. The Genco Warrior was delivered to its buyer on July 5, 2024, and the Genco Hadrian was delivered to its buyer on October 4, 2024.

Dividend Policy

Genco declared a cash dividend of $0.40 per share for the third quarter of 2024. The Q3 2024 dividend is payable on or about November 25, 2024 to all shareholders of record as of November 18, 2024.

Quarterly dividend policy: 100% of quarterly operating cash flow less a voluntary reserve. During the third quarter of 2024, Genco enhanced its dividend policy to exclude the drydocking capex line item from the dividend calculation.

Under the quarterly dividend policy adopted by our Board of Directors, the amount available for quarterly dividends is to be calculated based on the formula in the table below. The table includes the calculation of the actual Q3 2024 dividend and estimated amounts for the calculation of the dividend for Q4 2024:

Dividend calculation	Q3 2024 actual	Q4 2024 estimates
Net revenue	$69.82	Fixtures + market
Operating expenses	(32.89)	(32.95)
Operating cash flow	$36.93	Sum of the above
Less: voluntary quarterly reserve	(19.50)	(19.50)
Cash flow distributable as dividends	$17.43	Sum of the above
Number of shares to be paid dividends	43.5	43.5
Dividend per share	$0.40
Numbers in millions except per share amounts

Operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses, charter hire expenses, and realized gains or losses on fuel hedges), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management expenses, and interest expense other than non-cash deferred financing costs), for purposes of the foregoing calculation. Estimated expenses for Q4 2024 are estimates and subject to change.

The voluntary quarterly reserve for the fourth quarter of 2024 under the Company’s dividend formula is expected to be $19.50 million, which remains fully within our discretion. A key component of Genco’s value strategy is maintaining a voluntary quarterly reserve, as well as the optionality for the use of the reserve as Genco seeks to pay sizeable dividends across the cyclicality of the drybulk market. Subject to the development of freight rates for the remainder of the fourth quarter and our assessment of our liquidity and forward outlook, we maintain flexibility to reduce the quarterly reserve to pay dividends or increase the amount of dividends otherwise payable under our formula. The reserve is set by our Board of Directors at its discretion, and our Board has generally allotted an amount for anticipated debt prepayments plus an additional amount. We plan to set the voluntary reserve on a quarterly basis for the subsequent quarter.

Anticipated uses for the voluntary reserve include, but are not limited to:
•	Vessel acquisitions
•	Debt repayments, and
•	General corporate purposes

The Board expects to reassess the payment of dividends as appropriate from time to time. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facility) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Peter Allen, Chief Financial Officer, commented, “During the third quarter of 2024, Genco continued to generate strong earnings achieving adjusted EBITDA of $36.9 million during the period. This brought year-to-date adjusted EBITDA to $118.5 million, already greater than the full year of 2023. Furthermore, the Company’s decision to enhance the quarterly dividend calculation by removing the drydocking capex line item increased the amount of cash available for distribution augmenting our third quarter dividend. The ability to implement this adjustment was in large part due to Genco’s industry low net loan-to-value ratio as we have reduced our debt by a total of 82% since implementing our value strategy in 2021. With $333 million in undrawn revolver capacity, Genco has significant financial flexibility and remains in a strong position to take advantage of accretive growth opportunities.”

Genco’s Active Commercial Operating Platform and Fleet Deployment Strategy

We utilize a portfolio approach towards revenue generation through a combination of:
•	Short-term, spot market employment, and
•	Opportunistically booking longer term coverage

Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet.

Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the fourth quarter of 2024 on a load-to-discharge basis is presented below. Actual rates for the fourth quarter will vary based upon future fixtures. These estimates are based on time charter contracts entered by the Company as well as current spot fixtures on the load-to-discharge method, whereby revenue is recognized ratably over the voyage from the commencement of loading to the completion of discharge. The actual TCE rates to be earned will depend on the number of contracted days and the number of ballast days at the end of the period. According to the load-to-discharge accounting method, the Company does not recognize revenue for any ballast days or uncontracted days at the end of the fourth quarter of 2024. At the same time, expenses for uncontracted days will be recognized.

Estimated net TCE - Q4 2024 to Date

Vessel Type	Fleet-wide	% Fixed
Capesize	$25,962	59%
Ultra/Supra	$14,851	68%
Total	$18,786	65%

Our index-linked and period time charters are listed below:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Reliance	Capesize	181,146	2016	BCI + 28% + scrubber	10-12 months	Jan-25
Genco Ranger	Capesize	180,882	2016	BCI + 28% + scrubber	11-14 months	Feb-25
Genco Liberty	Capesize	180,032	2016	$35,000	11-14 months	Feb-25
Genco Resolute	Capesize	181,060	2015	BCI + 23% + scrubber	11-14 months	Apr-25
Genco Defender	Capesize	180,021	2016	BCI + 23% + scrubber	11-14 months	Apr-25
Genco Endeavour	Capesize	181,057	2015	$30,565	12-15 months	Oct-25

Financial Review: 2024 Third Quarter

The Company recorded net income for the third quarter of 2024 of $21.5 million, or $0.50 and $0.49 basic and diluted earnings per share, respectively. Adjusted net income amounted to $18.1 million, or $0.42 and $0.41 basic and diluted earnings per share, respectively, excluding a gain on sale of vessels of $4.5 million, non-cash vessel impairment charges of $1.0 million and unrealized fuel losses of $0.1 million. Comparatively, for the three months ended September 30, 2023, the Company recorded a net loss of $32.0 million, or $0.75 basic and diluted loss per share. Adjusted net loss is $3.9 million or $0.09 basic and diluted loss per share excluding a non-cash vessel impairment charge of $28.1 million.

Revenue / TCE
The Company’s revenues increased to $99.3 million for the three months ended September 30, 2024, as compared to $83.4 million recorded for the three months ended September 30, 2023, primarily due to higher rates earned by our major and minor bulk vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $19,260 per day for the three months ended September 30, 2024 as compared to $12,082 per day for the three months ended September 30, 2023.

Voyage expenses
Voyage expenses decreased to $28.2 million for the three months ended September 30, 2024 from $34.3 million during the prior year period. The decrease was primarily due to lower voyage expenses for our major bulk vessels, including lower bunker consumption.

Vessel operating expenses
Vessel operating expenses increased to $24.8 million for the three months ended September 30, 2024 from $24.7 million for the three months ended September 30, 2023. Daily vessel operating expenses, or DVOE, amounted to $6,423 per vessel per day for the third quarter of 2024 compared to $6,113 per vessel per day for the third quarter of 2023. The increase was primarily due to the timing of the purchase of stores and higher repair and maintenance costs.

We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on current estimates, our DVOE budget for Q4 2024 is $6,200 per vessel per day on a fleet-wide basis.

General and administrative expenses
General and administrative expenses increased to $6.8 million for the third quarter of 2024 compared to $6.6 million for the third quarter of 2023 due to higher nonvested stock amortization expense.

Depreciation and amortization expenses
Depreciation and amortization expenses decreased to $16.6 million for the three months ended September 30, 2024 from $17.0 million for the three months ended September 30, 2023.

Financial Review: Nine Months 2024

The Company recorded net income of $63.7 million or $1.48 and $1.46 basic and diluted earnings per share, respectively, for the nine months ended September 30, 2024. Adjusted net income amounted to $59.4 million, or $1.38 and $1.36 basic and diluted earnings per share, respectively, excluding a gain on sale of vessels of $16.7 million, non-cash vessel impairment charges of $6.6 million, other operating expense of $5.7 million and unrealized fuel losses of $0.1 million. This compares to net loss of $17.8 million or $0.42 basic and diluted loss per share, for the nine months ended September 30, 2023. Adjusted net income is $10.3 million or $0.24 basic and diluted earnings per share excluding a non-cash vessel impairment charge of $28.1 million.

Revenue / TCE
The Company’s revenues increased to $323.8 million for the nine months ended September 30, 2024 compared to $268.3 million for the nine months ended September 30, 2023. The increase in voyage revenues was primarily due to higher rates earned by our major bulk vessels and our Ultrabulk vessels that are in our minor bulk fleet. TCE rates obtained by the Company increased to $19,458 per day for the nine months ended September 30, 2024 from $13,855 per day for the nine months ended September 30, 2023.

Voyage expenses
Voyage expenses decreased to $95.7 million for the nine months ended September 30, 2024 from $100.5 million for the same period in 2023.

Vessel operating expenses
Vessel operating expenses increased to $77.8 million for the nine months ended September 30, 2024 from $71.7 million for the nine months ended September 30, 2023. DVOE was $6,514 for the first nine months of 2024 versus $5,971 in the first nine months of 2023. The increase was primarily due to the timing of the purchase of stores and spares, higher repair and maintenance costs, and higher crew costs.

General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2024 decreased to $20.8 million as compared to $21.3 million in the same period of 2023 primarily due to lower legal and professional fees.

EBITDA
EBITDA for the nine months ended September 30, 2024 amounted to $122.8 million compared to $36.2 million during the prior year period. During the nine months of 2024 and 2023, EBITDA included non-cash impairment charges, other operating expenses, gains on sale of vessels as well as gains and losses on fuel hedges. Excluding these items, our adjusted EBITDA would have amounted to $118.5 million and $64.4 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2024 and 2023 was $96.9 million and $52.2 million, respectively. This increase in cash provided by operating activities was primarily due to higher freight rates earned by our major bulk vessels and our Ultramax vessels, as well as changes in working capital.  This increase was partially offset by an increase in drydocking costs incurred during the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.

Net cash provided by (used in) investing activities for the nine months ended September 30, 2024 and 2023 was $73.7 million and ($3.3) million, respectively. This fluctuation was primarily a result of $79.1 million of proceeds from the sale of the Genco Commodus, the Genco Claudius, the Genco Maximus and the Genco Warrior during the nine months ended September 30, 2024.

Net cash used in financing activities during the nine months ended September 30, 2024 and 2023 was $170.4 million and $60.8 million, respectively.  The increase is primarily due to a $93.8 million increase in debt repayments made during the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.  There was also a $15.9 million increase in the payment of dividends during the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023.

Capital Expenditures

Genco’s fleet consists of 42 vessels with an average age of 11.9 years and an aggregate capacity of approximately 4,446,000 dwt as follows:

•	16 Capesizes
•	15 Ultramaxes
•	11 Supramaxes

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions.

We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for the balance of 2024 and 2025 to be:

Estimated costs ($ in millions)	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Drydock Costs (1)	$6.99	$19.50	$11.55	$6.65	$3.10
Estimated BWTS Costs (2)	$-	$0.53	$0.53	$-	$-
Fuel Efficiency Upgrade Costs (3)	$1.77	$2.57	$0.68	$2.41	$0.14
Total Costs	$8.76	$22.59	$12.76	$9.06	$3.24
Estimated Offhire Days (4)	111	265	165	95	55

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems are expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

(4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q4 2024 consists of 111 days for one Ultramax and three Supramaxes.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$99,332	$83,361	$323,814	$268,309
Total revenues	99,332	83,361	323,814	268,309

Operating expenses:
Voyage expenses	28,232	34,256	95,705	100,522
Vessel operating expenses	24,847	24,746	77,756	71,725
Charter hire expenses	1,267	2,026	7,232	6,731
General and administrative expenses (inclusive of nonvested stock amortization	6,831	6,585	20,815	21,267
expense of $1,508, $1,397, $4,341 and $4,175, respectively)
Technical management expenses	1,005	973	3,296	3,084
Depreciation and amortization	16,620	17,026	50,939	49,762
Impairment of vessel assets	961	28,102	6,595	28,102
Gain on sale of vessels	(4,465)	-	(16,693)	-
Other operating expense	-	-	5,728	-
Total operating expenses	75,298	113,714	251,373	281,193

Operating income (loss)	24,034	(30,353)	72,441	(12,884)

Other (expense) income:
Other expense	(239)	(100)	(263)	(298)
Interest income	749	588	2,294	1,877
Interest expense	(2,970)	(1,999)	(10,462)	(6,158)
Other expense, net	(2,460)	(1,511)	(8,431)	(4,579)

Net income (loss)	$21,574	$(31,864)	$64,010	$(17,463)

Less: Net income attributable to noncontrolling interest	115	140	286	$345

Net income (loss) attributable to Genco Shipping & Trading Limited	$21,459	$(32,004)	$63,724	$(17,808)

Net earnings (loss) per share - basic	$0.50	$(0.75)	$1.48	$(0.42)

Net earnings (loss) per share - diluted	$0.49	$(0.75)	$1.46	$(0.42)

Weighted average common shares outstanding - basic	43,108,844	42,816,045	43,033,786	42,745,681

Weighted average common shares outstanding - diluted	43,656,385	42,816,045	43,642,521	42,745,681

	September 30, 2024	December 31, 2023
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$46,665	$46,542
Due from charterers, net	20,434	17,815
Prepaid expenses and other current assets	10,860	10,154
Inventories	24,918	26,749
Fair value of derivative instruments	-	572
Vessels held for sale	24,594	55,440
Total current assets	127,471	157,272

Noncurrent assets:
Vessels, net of accumulated depreciation of $310,626 and $296,452, respectively	877,837	945,114
Deferred drydock, net	30,132	29,502
Fixed assets, net	7,227	7,071
Operating lease right-of-use assets	1,516	2,628
Restricted cash	315	315
Total noncurrent assets	917,027	984,630

Total assets	$1,044,498	$1,141,902

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$32,937	$24,245
Deferred revenue	5,886	8,746
Current operating lease liabilities	2,386	2,295
Total current liabilities	41,209	35,286

Noncurrent liabilities
Long-term operating lease liabilities	-	1,801
Long-term debt, net of deferred financing costs of $8,330 and $9,831, respectively	71,670	190,169
Total noncurrent liabilities	71,670	191,970

Total liabilities	112,879	227,256

Commitments and contingencies

Equity:
Common stock	427	425
Additional paid-in capital	1,506,909	1,553,421
Accumulated other comprehensive income	-	527
Accumulated deficit	(577,393)	(641,117)

Total Genco Shipping & Trading Limited shareholders' equity	929,943	913,256
Noncontrolling interest	1,676	1,390
Total equity	931,619	914,646

Total liabilities and equity	$1,044,498	$1,141,902

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$64,010	$(17,463)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	50,939	49,762
Amortization of deferred financing costs	1,501	1,323
Right-of-use asset amortization	1,112	1,084
Amortization of nonvested stock compensation expense	4,341	4,175
Impairment of vessel assets	6,595	28,102
Net gain on sale of vessels	(16,693)	-
Amortization of premium on derivatives	45	143
Insurance proceeds for protection and indemnity claims	271	252
Insurance proceeds for loss of hire claims	327	506
Change in assets and liabilities:
(Increase) decrease in due from charterers	(2,619)	5,811
Increase in prepaid expenses and other current assets	(2,301)	(4,882)
Decrease (increase) in inventories	1,831	(5,966)
Increase in accounts payable and accrued expenses	7,829	24
(Decrease) increase in deferred revenue	(2,860)	1,576
Decrease in operating lease liabilities	(1,710)	(1,551)
Deferred drydock costs incurred	(15,763)	(10,730)
Net cash provided by operating activities	96,855	52,166

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(3,967)	(3,485)
Purchase of other fixed assets	(2,268)	(2,169)
Net proceeds from sale of vessels	79,105	-
Insurance proceeds for hull and machinery claims	846	2,361
Net cash provided by (used in) investing activities	73,716	(3,293)

Cash flows from financing activities
Repayments on the $500 Million Revolver	(120,000)	-
Repayments on the $450 Million Credit Facility	-	(26,250)
Cash dividends paid	(50,410)	(34,506)
Payment of deferred financing costs	(38)	-
Net cash used in financing activities	(170,448)	(60,756)

Net increase (decrease) in cash, cash equivalents and restricted cash	123	(11,883)

Cash, cash equivalents and restricted cash at beginning of period	46,857	64,100
Cash, cash equivalents and restricted cash at end of period	$46,980	$52,217

		Three Months Ended September 30, 2024
Net Income Reconciliation		(unaudited)
Net income attributable to Genco Shipping & Trading Limited		$21,459
+	Impairment of vessel assets	961
+	Gain on sale of vessels	(4,465)
+	Unrealized loss on fuel hedges	123
	Adjusted net income	$18,078

	Adjusted earnings per share - basic	$0.42
	Adjusted earnings per share - diluted	$0.41

	Weighted average common shares outstanding - basic	43,108,844
	Weighted average common shares outstanding - diluted	43,656,385

	Weighted average common shares outstanding - basic as per financial statements	43,108,844
	Dilutive effect of stock options	174,392
	Dilutive effect of performance based restricted stock units	99,270
	Dilutive effect of restricted stock units	273,879
	Weighted average common shares outstanding - diluted as adjusted	43,656,385

		Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited		$21,459	$(32,004)	$63,724	$(17,808)
+	Net interest expense	2,221	1,411	8,168	4,281
+	Depreciation and amortization	16,620	17,026	50,939	49,762
	EBITDA(1)	$40,300	$(13,567)	$122,831	$36,235

+	Impairment of vessel assets	961	28,102	6,595	28,102
+	Gain on sale of vessels	(4,465)	-	(16,693)	-
+	Other operating expense	-	-	5,728	-
+	Unrealized loss on fuel hedges	123	15	84	95
	Adjusted EBITDA	$36,919	$14,550	$118,545	$64,432

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	42	44	42	44
Average number of vessels (2)	42.0	44.0	43.6	44.0
Total ownership days for fleet (3)	3,868	4,048	11,936	12,012
Total chartered-in days (4)	71	146	403	452
Total available days for fleet (5)	3,696	4,056	11,759	12,094
Total available days for owned fleet (6)	3,625	3,910	11,356	11,642
Total operating days for fleet (7)	3,673	4,006	11,612	11,899
Fleet utilization (8)	97.9%	97.7%	96.8%	97.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$19,260	$12,082	$19,458	$13,855
Daily vessel operating expenses per vessel (10)	6,423	6,113	6,514	5,971

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,472.0	1,564.0	4,626.1	4,641.0
Panamax	-	-	-	-
Ultramax	1,380.0	1,380.0	4,110.0	4,095.0
Supramax	1,016.3	1,104.0	3,200.3	3,276.0
Total	3,868.3	4,048.0	11,936.4	12,012.0

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	66.2	-
Ultramax	71.0	91.1	239.4	330.8
Supramax	-	55.0	97.1	120.9
Total	71.0	146.1	402.7	451.7

Available days (owned & chartered-in fleet)
Capesize	1,366.3	1,556.9	4,395.9	4,542.1
Panamax	-	-	66.2	-
Ultramax	1,370.0	1,459.2	4,139.3	4,400.5
Supramax	959.8	1,040.3	3,157.7	3,151.6
Total	3,696.1	4,056.4	11,759.1	12,094.2

Available days (owned fleet)
Capesize	1,366.3	1,556.9	4,395.9	4,542.1
Panamax	-	-	-	-
Ultramax	1,299.0	1,368.1	3,899.9	4,069.7
Supramax	959.8	985.3	3,060.6	3,030.6
Total	3,625.1	3,910.2	11,356.4	11,642.4

Operating days
Capesize	1,360.6	1,550.1	4,330.3	4,513.6
Panamax	-	-	66.2	-
Ultramax	1,357.7	1,426.2	4,095.9	4,280.4
Supramax	955.0	1,029.2	3,119.7	3,105.1
Total	3,673.3	4,005.5	11,612.1	11,899.1

Fleet utilization
Capesize	97.2%	99.1%	95.2%	98.9%
Panamax	-	-	100.0%	-
Ultramax	98.5%	96.9%	98.3%	96.7%
Supramax	97.9%	96.7%	97.1%	96.0%
Fleet average	97.9%	97.7%	96.8%	97.3%

Average Daily Results:
Time Charter Equivalent
Capesize	$26,951	$15,424	$27,160	$16,954
Panamax	-	-	-	-
Ultramax	15,336	10,317	15,185	12,962
Supramax	13,622	9,251	13,784	10,412
Fleet average	19,260	12,082	19,458	13,855

Daily vessel operating expenses
Capesize	$6,783	$6,236	$7,017	$6,243
Panamax	-	-	-	-
Ultramax	5,845	5,576	5,917	5,437
Supramax	6,668	6,603	6,548	6,305
Fleet average	6,423	6,113	6,514	5,971

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses, charter hire expenses, and realized gain or losses on fuel hedges, divided by the number of the available days of our owned fleet during the period. TCE rate is not an item recognized by U.S. GAAP (i.e., it is a non-GAAP measure). However it is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the fourth quarter of 2024 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the fourth quarter to the most comparable financial measures presented in accordance with GAAP. When we compare our TCE to the Baltic Supramax Index (BSI) in this release, we adjust the BSI for customary commissions.

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$99,332	$83,361	$323,814	$268,309
Voyage expenses (in thousands)	28,232	34,256	95,705	100,522
Charter hire expenses (in thousands)	1,267	2,026	7,232	6,731
Realized (loss) gain on fuel hedges (in thousands)	(15)	164	95	245
	69,818	47,243	220,972	161,301

Total available days for owned fleet	3,625	3,910	11,356	11,642
Total TCE rate	$19,260	$12,082	$19,458	$13,855

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. Genco’s fleet consists of 42 vessels with an average age of 11.9 years and an aggregate capacity of approximately 4,446,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday,

November 7, 2024 at 8:30 a.m. Eastern Time to discuss its 2024 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (646) 307-1963 or (800) 715-9871 and enter passcode 6365548. A replay of the conference call can also be accessed for two weeks by dialing (609) 800-9909 or (800) 770-2030 and entering the passcode 6365548. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy, including without limitation the ongoing war in Ukraine, the Israel-Hamas war, and attacks on vessels in the Red Sea; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to  realize the economic benefits or recover the cost of the scrubbers we have installed; (xix) our financial results for the year ending December 31, 2024 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) outbreaks of disease such as the COVID-19 pandemic; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports on Form 8-K and Form 10-Q). Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550